Filed Pursuant to Rule 424(b)(3)
Registration No. 333-155800

THE FRONTIER FUND

FRONTIER DIVERSIFIED SERIES

FRONTIER LONG/SHORT COMMODITY SERIES

FRONTIER MASTERS SERIES

Supplement dated August 17, 2012 to the Prospectus and Disclosure Document Dated as of April 30, 2012

The following information amends the disclosure in the Prospectus and Disclosure Document dated as of April 30, 2012, as supplemented from time to time (the “Prospectus”). If any statement in this supplement conflicts with a statement in the Prospectus, the statement in this supplement controls. All defined terms used herein are as defined in the Prospectus

Effective as of August 14, 2012, Newedge no longer serves as a Clearing Broker to The Frontier Fund and all references in the Prospectus are hereby deleted (including the disclosures regarding Newedge in the sections entitled “The Clearing Brokers – Newedge” beginning on page 62 and “Brokerage Agreements” beginning on page 93).

Effective as of August 16, 2012, UBS Securities LLC (“UBS”) will serve as the sole futures clearing broker to The Frontier Fund. UBS and Deutsche Bank AG (London) (“DB”) will serve as the FX Counterparties to The Frontier Fund. Information regarding these parties can be found in the Prospectus.

The Managing Owner expects to complete this transition by August 24, 2012. In additional, some positions currently held with Newedge will remain with Newedge until such time as they expire. The Managing Owner does not believe such positions to be a material portion of the assets of The Frontier Fund. The Managing Owner intends to engage other futures commission merchants to serve as futures clearing brokers and/or FX Counterparties in the future.

The Risk Factor entitled “The Series May Be Obligated to Make Payments Under Guarantee Agreements” on page 21 of the Prospectus is hereby deleted and replaced with the following: Each of the Frontier Diversified Series, the Frontier Long/Short Commodity Series and Frontier Master Series has guaranteed the obligations of the trading companies under the customer agreements with UBS Securities as Clearing Broker. In the event that one series is unable to meet its obligations to UBS Securities, the assets of the other series will be available to UBS Securities as part of the guarantee, but only to the extent of such series’ pro rata allocation to the trading company. As such, even if you are not invested in the defaulting series, your investment could be impacted. The trust, or any series of the trust, may enter into similar guarantees in the future.